UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2019

Cole Office & Industrial REIT (CCIT II), Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-55436	46-2218486
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
None	None	None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01	Entry into a Material Definitive Agreement.
On December 10, 2019, Cole Corporate Income Operating Partnership II, LP (“CCI OP” or the “Borrower”), of which Cole Office & Industrial REIT (CCIT II), Inc. (the “Company”) is the sole general partner and owns, directly or indirectly, 100% of the partnership interests, entered into a new credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) as administrative agent and letter of credit issuer (“L/C Issuer”); Wells Fargo Bank, National Association (“Wells Fargo Bank”) as L/C Issuer; Wells Fargo Bank and U.S. Bank National Association (“U.S. Bank”) as co-syndication agents; and JPMorgan Chase, Wells Fargo Bank and U.S. Bank each as joint lead arrangers and joint bookrunners; and other financial institutions that are or may become parties to the Credit Agreement. The Credit Agreement allows for borrowings of up to $500.0 million (the “Credit Facility”), including a $300.0 million delayed draw term loan facility (the “Term Loan Facility”) and up to $200.0 million in revolving loans under a revolving credit facility (the “Revolving Facility” and, together with the Term Loan Facility, the “Credit Facilities”). No amounts were outstanding under the Revolving Facility as of December 10, 2019. The lesser of 15.0% of the total amount of revolving commitments under the Revolving Facility and $30.0 million may be used for issuing letters of credit. On December 10, 2019, CCI OP used the proceeds of the Term Loan Facility to repay amounts outstanding under the credit facility dated December 12, 2014, which was set to mature on December 12, 2019.
Subject to meeting certain conditions described in the Credit Agreement and the payment of certain fees, the amount of the Credit Facility may be increased up to a maximum of $750.0 million, with each increase being no less than $50.0 million and integral multiples of $5.0 million in excess thereof. The Term Loan Facility matures on December 10, 2024. The Revolving Facility matures on December 10, 2023 unless the Borrower elects to extend the maturity date for up to two six-month periods, but no later than December 10, 2024, subject to satisfying certain conditions described in the Credit Agreement.
The Credit Facility is guaranteed by the Company and the consolidated subsidiaries (i) owning or leasing the underlying unencumbered asset pool or (ii) that guarantee or incur recourse debt.
Borrowings under the Credit Facilities bear interest at rates depending upon the type of loan specified by the Borrower. For a borrowing that is a London Interbank Offered Rate (“LIBOR”) loan or letter of credit, the interest rate will be equal to the one-month, two-month, three-month or six-month LIBOR, as elected by the Borrower, multiplied by the statutory reserve rate, as defined in the Credit Agreement (the “Adjusted LIBO Rate”), for the interest period plus the applicable rate. The applicable rate is based upon the overall net leverage ratio (the “Net Leverage Ratio”), and for borrowings at the LIBOR rate, ranges from 1.40% at a Net Leverage Ratio of less than 40.0% to 1.90% at a Net Leverage Ratio greater than 55.0%. For borrowings at the base rate, the interest rate will be a per annum amount equal to the applicable rate (which is 1.00% lower than the applicable LIBOR rate) plus the greatest of (a) JPMorgan Chase’s prime rate; (b) the NYFRB Rate, as defined in the Credit Agreement, plus 0.50%; or (c) the Adjusted LIBO Rate for a period of one month plus 1.0%.
The Borrower has the right to prepay the outstanding amounts under the Credit Facilities or terminate commitments under the Revolving Facility, in each case in whole or in part, subject to certain specific conditions including minimum prepayment or termination amounts, as applicable.
The Credit Agreement requires the payment of customary closing and other fees and contains customary representations, warranties, borrowing conditions and affirmative, negative and financial covenants, including minimum net worth, debt service coverage ratio and fixed charge coverage ratio requirements, maximum net leverage ratio and unsecured debt to unencumbered asset value ratio requirements, maximum secured debt and recourse debt requirements and minimum unencumbered asset value. The Credit Agreement also includes usual and customary events of default and remedies for facilities of this nature.
The foregoing is a summary description of certain terms of the Credit Agreement and is qualified in its entirety by the text of the agreement which is filed herein as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03 in its entirety.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1
Credit Agreement, dated December 10, 2019, by and among Cole Corporate Income Operating Partnership II, LP; JPMorgan Chase Bank, N.A. as administrative agent and letter of credit issuer; Wells Fargo Bank, National Association as letter of credit issuer; Wells Fargo Bank, National Association and U.S. Bank National Association as co-syndication agents; and JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association and U.S. Bank National Association each as joint lead arrangers and joint bookrunners; and other financial institutions that are or may become parties to the Credit Agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2019	COLE OFFICE & INDUSTRIAL REIT (CCIT II), INC.
	By:	/s/ Nathan D. DeBacker
	Name:	Nathan D. DeBacker
	Title:	Chief Financial Officer and Treasurer
(Principal Financial Officer)